UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2009

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32626	32-0064979
(Commission File Number)	(IRS Employer
Identification No.)
7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
(Address of principal executive offices and Zip Code)

(650) 588-6404
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2009, the Board of Directors (the “Board”) of Hana Biosciences, Inc. (the “Company”) appointed Howard P. Furst, M.D., to serve as a director of the Company. The Board has not yet made any determinations concerning which committees of the Board Dr. Furst will serve.

Dr. Furst, age 42, is presently a partner at Deerfield Management, a healthcare investment fund based in New York City, where he is primarily responsible for overseeing the firm’s private investments.  As previously disclosed, in October 2007, the Company entered into a Facility Agreement with Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund International Limited, and Deerfield Special Situations Fund, L.P. (collectively, together with Deerfield Management, “Deerfield”) pursuant to which Deerfield agreed to loan the Company up to $30 million. To date, the Company has drawn down a total of $27.5 million under the Facility Agreement.  Additional terms of the Facility Agreement are described in Note 4 to the Unaudited Condensed Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Securities and Exchange Commission on November 12, 2009.

Prior to joining Deerfield Management in 2007, Dr. Furst was a portfolio manager for the healthcare group at Magnetar Capital, an investment fund, from 2006 to 2007.  Prior to joining Magnetar Capital, Dr. Furst was a principal at Maverick Capital, an investment firm, where he was primarily responsible for managing the firm’s investments in the pharmaceutical and biotechnology sectors.  Dr. Furst received his M.D. from the New York University School of Medicine, an M.B.A. with a dual concentration in finance and healthcare administration from the Wharton School of Business at the University of Pennsylvania, and a B.A. from the University of Pennsylvania.  Dr. Furst also serves as a director of NitroMed, Inc., a privately-held specialty pharmaceutical company.

On December 15, 2009, Arie S. Belldegrun notified the Company that he was resigning as a director, effective December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2009	Hana Biosciences, Inc.

	By:	/s/ Tyler M. Nielsen
Tyler M. Nielsen
Controller and Interim Chief Financial Officer